Exhibit 5

800 Boylston Street, 17th Floor
Boston, MA 02199

Richard J. Morrison
Deputy General Counsel and
Corporate Secretary

617-424-2111
richard.morrison@eversource.com

June 18, 2021

Public Service Company of New Hampshire,

doing business as Eversource Energy

Energy Park

780 North Commercial Street

Manchester, New Hampshire 03101-1134

Re:	Public Service Company of New Hampshire,
doing business as Eversource Energy
2.20% First Mortgage Bonds, Series V, due 2031

I am Deputy General Counsel and Corporate Secretary of Eversource Energy Service Company, a service company affiliate of Eversource Energy, and have acted as counsel to Public Service Company of New Hampshire, a corporation organized under the laws of the State of New Hampshire doing business as Eversource Energy (the “Company”), in connection with the issuance and sale to the public of $350,000,000 aggregate principal amount of its 2.20% First Mortgage Bonds, Series V, due 2031 (the “Bonds”) pursuant to an Underwriting Agreement, dated June 1, 2021, among J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC and U.S. Bancorp Investments, Inc., as representatives of the underwriters named therein, (the “Underwriting Agreement”). The Bonds were issued pursuant to a First Mortgage Indenture, dated as of August 15, 1978, as supplemented, amended and restated effective as of June 1, 2011, between the Company and U.S. Bank National Association as Trustee (the “Indenture”). The Company has registered its first mortgage bonds with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-3 (File No. 333-231118-03, the “Registration Statement”). The Bonds were issued on June 15, 2021.

For purposes of the opinion I express below, I have examined, among other agreements, instruments and documents, the Registration Statement, including the prospectus which is a part of the Registration Statement, as supplemented by the prospectus supplement dated June 1, 2021 (the “Prospectus”), and its exhibits, including the organizational documents of the Company, the Indenture and originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed. In my examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

Public Service Company of New Hampshire,

doing business as Eversource Energy

June 18, 2021

Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that the Bonds are legally issued, fully paid and non-assessable and are valid and binding obligations of the Company.

The opinions set forth herein are subject to the following further assumptions, qualifications, limitations and exceptions:

1.            I express no opinion regarding the effectiveness of any waiver in respect of the Bonds of any rights of any party, or duties owing to it, as a matter of law, or that is broadly stated or does not describe the right or duty purportedly waived with reasonable specificity.

2.            My opinions set forth above are subject to the effect of (a) applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application (including without limitation statutory or other laws regarding fraudulent or preferential transfers) relating to, limiting or affecting the enforcement of creditors’ rights generally, and (b) principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) that may limit the enforceability of any of the remedies, covenants or other provisions of the Bonds or Indenture, or the availability of injunctive relief or other equitable remedies or as such principles relate to, limit or affect the enforcement of creditor’s rights generally.

3.            In addition, I express no opinion as to any provisions of the Bonds or the Indenture regarding the remedies available to any person (a) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted under the Bonds or the Indenture, or (b) for violation or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Company to perform its material obligations under the Bonds or the Indenture.

4.           This opinion is limited to the current laws of the Commonwealth of Massachusetts, the current federal laws of the United States, and to the limited extent set forth below, the current laws of the State of New Hampshire, and to the facts as they exist on the date hereof. I am admitted to practice law in the Commonwealth of Massachusetts. I am not admitted to practice law in the State of New Hampshire, but I am generally familiar with the laws of such State and have made such inquiries as I considered necessary to render my opinion. I express no opinion as to matters involving the laws of any jurisdiction other than the Commonwealth of Massachusetts, the State of New Hampshire and the United States. I undertake no obligation to advise you as a result of developments occurring after the date hereof including changes in such laws or interpretations thereof, or as a result of facts or circumstances brought to my attention after the date hereof.

Public Service Company of New Hampshire,

doing business as Eversource Energy

June 18, 2021

This opinion is furnished only to you in connection with the transaction contemplated by the Registration Statement and the Underwriting Agreement and is solely for your benefit. Other than as stated below, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without my prior written consent (including by any person that acquires Bonds from you).

I hereby consent to filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated June 18, 2021, which will be incorporated by reference into the Registration Statement, and to the reference to me under the caption “Legal Opinions” in the Prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Richard J. Morrison

Richard J. Morrison